EXHIBIT 10.08
July 22, 2005
Ms. Francois Barbier
Flextronics Laval SNC
79 rue St. Melaine B.P. 1215
Laval, Mayenne 530123 France
Award Agreement for Francois Barbier Deferred Compensation Plan
Dear Francois:
I am pleased to confirm that Flextronics Laval SNC (the “Company”) has agreed to provide you with a deferred long term incentive bonus (the “Incentive Bonus”) in return for future services to be performed for the Company. The Incentive Bonus will equal thirty percent (30%) of your annual base salary in effect on July 1, 2005 and, subject to the limitations below, on July 1st of each subsequent calendar year. Thus, on the date of this agreement you will earn an Incentive Bonus equal to thirty percent (30%) of your annual base salary in effect on July 1, 2005. Additionally, on each subsequent July 1st on which you are eligible to earn the Incentive Bonus, you will earn an Incentive Bonus equal to thirty percent (30%) of your annual base salary in effect on that day.
Before July 1st of each subsequent year, the Company will make a determination, in its sole and absolute discretion, of your eligibility to earn the Incentive Bonus for that July 1st. From time to time, the Company may, in its sole and absolute discretion, make additional contributions to your Incentive Bonus, which would be evidenced by an addendum to this letter setting forth the date and amount of the additional contribution. The Company will make an initial discretionary contribution to your Incentive Bonus of US$250,000 (to be funded in Euros at the prevailing exchange rate on or about the day the Bonus Account as described below is funded) as soon as practical after execution of this Award Agreement. The Company reserves the right to amend or terminate the Incentive Bonus at any time for all amounts of the Incentive Bonus that have not been earned on the date of the amendment or termination. If your employment with the Company is terminated for any reason, you will no longer be eligible to earn the Incentive Bonus.
The Incentive Bonus will not be paid currently to you. Instead, as soon as practical after the execution of this Award Agreement and as soon as practical after each subsequent July 1st on which you are eligible to earn the Incentive Bonus, an amount equal to the Incentive Bonus (net of applicable withholding taxes, if any) will be credited to an account with Merrill Lynch at a location chosen by the Company (the “Bonus Account”). The Bonus Account will be held in the name of the Company or an affiliate of the Company. However, either you or an investment manager selected by you and acceptable to the Company may direct the investment of the amount held in the Bonus Account (subject to the limitations described below). Pending selection of an investment manager (if any) and directions as to investments of the Bonus Account, the entire Bonus Account will be invested in a money market fund selected by the Company. At all times, the Bonus Account must be invested in one or more investment funds selected by the Company (the “Funds”). The Company may also stipulate required allocations of the Bonus Account among groups of investment funds.

Mr. Francois Barbier
July 22, 2005

The Bonus Account will vest as follows: 1/3rd of the unvested balance of the Bonus Account will vest on the first July 1st that occurs at least one year after the day that (i) the sum of your age and your years of service with the Company equals or exceeds 60 and (ii) you have fulfilled at least five years of service with the Company (the “First Vesting Day”). One-half of the remaining unvested balance will vest one year after the First Vesting Day (the “Second Vesting Day”). Accordingly, 2/3rds of the Bonus Account will be vested on the Second Vesting Day (assuming no accelerated vesting has occurred as a result of a Change of Control, as addressed below). The remaining unvested balance of the Bonus Account will vest one year after the Second Vesting Day (the “Third Vesting Day”). Thus, the Bonus Account will be 100% vested on the Third Vesting Day.
In particular, we understand that, on July 1, 2005 you were 46 years old and had 4 years of service with the Company, so that the sum of your age and years of service will be 50. Therefore, if you remain continuously employed with the Company until July 1, 2011, that day will be the first July 1st that occurs at least one year after the day on which your years of service plus your age will equal or exceed 60. Accordingly, that day will be the First Vesting Day, and 1/3rd of the unvested balance of your Bonus Account will vest on that day. One-half of the remaining unvested balance will vest on July 1, 2012, i.e., the Second Vesting Day; and the remaining unvested balance in your Bonus Account will vest on July 1, 2013, i.e., the Third Vesting Day.
Any amounts of the Incentive Bonus that are earned when any portion of your Bonus Account has already vested will vest as if they had been earned before any portion was vested. That is, the percentage of any such Incentive Bonus that equals the vested percentage of your Bonus Account on the earning day will be credited to the vested portion of the Bonus Account, and the remainder will be credited to the unvested portion of your Bonus Account, which will vest in accordance with the normal vesting schedule. The entire amount of any Incentive Bonus earned on or after the Third Vesting Day will be credited to vested portion of the Bonus Account, since the Bonus Account will be 100% vested on and after that date.
Special vesting rules apply in the event of your death or a “Change of Control” as defined below. Specifically, your account shall be 100% vested upon your death, if you are employed with the Company at that time. Upon a Change of Control, if you are still employed with the Company you will be deemed to have vested in that percentage of any unvested portion of the Deferred Account equal to the number of complete months during which you have remained continuously employed with the company during the eight-year period from July 1, 2005 through July 1, 2013 divided by 96. Any portion of your Bonus Account that remains unvested after a Change of Control shall continue to vest in accordance with the schedule described above. For example, if a Change of Control occurs on July 1, 2006, and you are still employed with the Company, then 1/8th of your account balance will vest on the Change of Control; 1/3rd of the 7/8ths portion of your Bonus Account that remained unvested immediately after the Change of Control will vest on the First Vesting Day (so that 5/12ths will then be vested); 1/2 of the remaining 7/12ths portion of your Bonus Account that remained unvested after the First Vesting Date will vest on the Second Vesting Day (so that 17/24ths will then be vested); and the remaining unvested balance of your Bonus Account will vest on the Third Vesting Day.

Mr. Francois Barbier
July 22, 2005

For the purposes of this letter, a “Change of Control” shall mean (i) a merger or consolidation of Flextronics International Ltd. in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (ii) the sale, lease, conveyance or other disposition of all or substantially all of the Flextronics International Ltd.’s assets as an entirety or substantially as an entirety to any person, entity or group acting in concert; (iii) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any person, entity or group acting in concert becoming the “beneficial owner” (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934) directly or indirectly, of more than 50% of the aggregate voting power of all classes of shares of Flextronics International Ltd.; or (iv) a liquidation and winding up of the business of Flextronics International Ltd.
If, for any reason, all or any portion of your rights under this Agreement become taxable to you prior to your right to receive payment, you may request that the company pay to you an amount equal to the expected taxes upon such rights. In connection with such a request, you will provide any information as to your tax situation that the Company reasonably requests. The Company shall not unreasonably refuse to grant any such request, provided that the Company shall never be required to pay to you an amount that exceeds the vested portion, if any, of your Bonus Account. If the request is granted, the tax liability distribution shall be made within 90 days of the date that the request is granted. Such a distribution shall reduce the vested portion of your Bonus Account.
As soon as practical following termination of your employment with the Company for any reason, the Company will pay you an amount equal to the product of (a) the vested percentage of your Bonus Account and (b) the account balance of the Bonus Account on the date of payment (net of applicable withholding taxes, if any); and the remaining portion of your Bonus Account will be terminated and forfeited for no consideration. For example, if your employment is terminated before the First Vesting Day, the entire amount of your Bonus Account will be forfeited; and if your employment is terminated on or after the First Vesting Day but before the Second Vesting Day, the Company will pay you an amount equal to 1/3rd of the account balance of the Bonus Account as of the date of payment (net of any applicable withholding taxes), and the remaining amount of your Bonus Account will be forfeited. These examples assume that no Change of Control occurs at any relevant time, and that your employment is not terminated by reason of death.

Mr. Francois Barbier
July 22, 2005

At the discretion of the Company, any payment to you of the balance in the Bonus Account may be made in cash and/or in securities held in the Bonus Account, valued at their fair market value at the closing of the payment date. At any relevant payout date, the balance of the Bonus Account shall be the sum of any cash amount in the account and the fair market value of the securities held in the account, net of any accrued but unpaid account expenses. For these purposes, the fair market value of any security shall be, on a given date of valuation, (i) with respect to any mutual fund, the closing net asset value as reported in The Wall Street Journal with respect to the date of valuation and (ii) with respect to a security traded on a national securities exchange or the NASDAQ National Market, the closing price on the date of valuation as reported in The Wall Street Journal.
Expenses associated with the Bonus Account and any investments in the Bonus Account, including management fees and transaction costs, will be charged to the Bonus Account. Earnings on the Bonus Account will be reinvested in the Bonus Account, and the Company will not transfer or distribute any portion of the Bonus Account to any person while you are still employed with the Company. However, at any time after the termination of your employment with the Company, the Company or its affiliates may transfer or receive all or any portion of the Bonus Account balance.
Notwithstanding any provision of this Agreement to the contrary, no part of the balance of the Bonus Account will belong to you, and you will have no ownership or beneficial interest in the Bonus Account. References to “vesting” of your Bonus Account shall represent only your rights to amounts measured by the balance of the Bonus Account from time to time, and do not indicate that you have an ownership interest in the Bonus Account. Instead, the Bonus Account will be maintained solely in order to establish the amount that will be payable to you following the time of the termination of your employment with the Company in accordance with the terms of this agreement. Your right to receive an amount equal to the balance in the Bonus Account following termination of employment in accordance with the terms of this Agreement will represent an unfunded obligation of the Company, and accordingly will be subject to the claims of the Company’s creditors.
As owner of the Bonus Account, the Company will bear all income taxes, excluding withholding taxes on investment income, on earnings in the Bonus Account. Withholding taxes on investment income shall be born by the Bonus Account. In addition, you will be solely responsible for all taxes, penalties and interest imposed upon you by any taxing authority with respect to the Incentive Bonus when such bonus is paid to you in accordance with the terms of this Agreement or if any taxing authority determines the Incentive Bonus is taxable to you prior to such termination. You agree to indemnify the Company, its affiliates and employees for any such taxes, penalties and interest for which the Company or its affiliates or employees is made liable by any taxing authority, not to include taxes on any income and gains of the Bonus Account that the Company agrees to report in this Agreement.

Mr. Francois Barbier
July 22, 2005

Your interest in the Incentive Bonus may not be sold, transferred, assigned or pledged in any manner to any person, other than by will or the laws of descent and distribution. Any attempt to sell, transfer, assign or pledge your interest in the Incentive Bonus will be void.
The Incentive Bonus will be in addition to any rights that you have under any other agreement with the Company. Any Incentive Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees.
The Incentive Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss you at any time or to increase or decrease the amount of any compensation payable to you. The Company may withhold from any payment of the Incentive Bonus as may be required pursuant to applicable law.
Any disputes concerning or related to the Incentive Bonus will be resolved pursuant to final and binding arbitration in San Jose, California, before an experienced employment arbitrator selected in accordance with the arbitration rules of the American Arbitration Association, applying California law (other than California principles of conflicts of law). Arbitration in this manner shall be the exclusive remedy for any such dispute. Each party will pay the fees of their respective attorneys and the expenses of their witnesses and any other expenses connected with the arbitration and will share equally all other costs of the arbitration, provided that, if you prevail in a dispute, the Company will bear your reasonable attorneys fees and related expenses for the dispute. The arbitrator’s decision or award will be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction.
By signing below, you represent that you have read and understand this agreement and have had adequate opportunity to ask any questions about the Incentive Bonus. You further agree to waive and release the Company, its agents and attorneys from any claims and liabilities in connection with the design and implementation of the Incentive Bonus, selection of the investment manager, selection of the Funds by the Company, investment decisions with respect to the Bonus Account, any decrease in the value of the Bonus Account, and personal tax consequences with respect to the Incentive Bonus. You understand that the Company cannot warrant any tax effect of the Incentive Bonus. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice concerning the Incentive Bonus from your own tax adviser.
If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This agreement shall be construed in accordance with the laws of California without regard to conflict of law rules.

Mr. Francois Barbier
July 22, 2005

By executing this agreement, you hereby name the following persons as beneficiaries of your benefits described in this agreement if you should die before receiving such benefits.
Primary Beneficiary:
F. Barbier
Contingent Beneficiary: (Payable if the Primary Beneficiary does not survive you or disclaims all or part of the benefits hereunder)
Christine Barbier
Sincerely,
FLEXTRONICS LAVAL SNC

By:	/s/ Thomas J. Smach Thomas J. Smach

By:	/s/ Michael McNamara Michael McNamara
Accepted and agreed on this 22nd day of July, 2005.

/s/ Francois Barbier Francois Barbier